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                                                                      Exhibit 15

                  ACKNOWLEDGMENT LETTER OF INDEPENDENT AUDITORS

Shareholders and Board of Directors
KeyCorp

We are aware of the incorporation by reference in the Registration Statement (Form S-3) of KeyCorp of our review reports, dated April 13, 1999 and July 13, 1999, relating to the unaudited condensed consolidated interim financial statements of KeyCorp, included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 and in the Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1999.

Pursuant to Rule 436(c) of the Securities Act of 1933, our reports are not a part of the Registration Statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                        /s/ Ernst & Young LLP

Cleveland, Ohio
September 27, 1999